Exhibit 99.2

May 7, 2019

Dear Fellow Shareholder:

I am pleased to inform you that earlier this month we successfully sold our Mid-America Surgery Institute medical office building for $15.4 million to an affiliate of HCP Medical Office Buildings, LLC. This is an early meaningful step in our strategic alternatives process that we announced in September 2018.

Our board of directors has unanimously determined that the net sales proceeds from this transaction, after paying customary closing costs and satisfying mortgage debt secured by the property sold, of approximately $9.5 million will be used to strategically pay down secured debt for one of our two seniors housing assets left in the portfolio. This use of proceeds further bolsters the company’s balance sheet, while we drive value in our remaining seniors housing investments, both located in Florida. Our Summer Vista Assisted Living community in Pensacola continues to perform exceptionally with occupancy averaging 95 percent in the first quarter; and we have made meaningful strides to drive quality of care and higher occupancy levels at The Crossings at Riverview near Tampa and are encouraged by our progress thus far.

Our board of directors, its special committee and our management team remain actively focused on assessing and executing on strategic alternatives to maximize shareholder value. We look forward to completing this process as swiftly and efficiently as practical.

As a reminder, the company’s options for strategic alternatives include, but are not limited to, an orderly disposition of the company’s assets and the distribution of net sales proceeds, after repayment of indebtedness, to shareholders, or a potential business combination or other transaction with a third party.

Thank you for your investment in CNL Healthcare Properties II. I look forward to updating you as material events unfold in this dynamic time for the company. If you have any questions, please contact your financial advisor or CNL Client Services at 866-650-0650, option 3.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial advisors